EXHIBIT 99.1

REPRINT OF NOVEMBER 23, 2009 ISSUE OF THE WALL STREET TRANSCRIPT
CONTAINING INTERVIEW WITH MARC N. GEMAN

REPRINTED FROM NOVEMBER 23, 2009

THE WALL STREET TRANSCRIPT
Connecting Market Leaders with Investors

Spicy Pickle Franchising, Inc. (SPKL.OB)



MARC N. GEMAN is the President, CEO and Chairman of the board of directors of Spicy Pickle Franchising. From 1994 to 1998, he was President of Pretzelmaker, a national franchisor of soft pretzels that he built from a handful to over 240 stores and sold to Mrs. Fields Cookies, Inc., in November 1998. Prior to SPF, Mr. Geman was an Officer and Director of Bayview Technology Group, a company that developed energy-efficient products, and of Portfolio Management Consultants, Inc., an investment advisory firm that managed assets for high-net-worth individuals. Mr. Geman has been a licensed attorney since 1973.

SECTOR — RESTAURANTS

TWST: Would you begin with a brief historical sketch of the company and a picture of what you're doing now?

Mr. Geman: Spicy Pickle started in 1999 in Denver, Colo. It was conceived as an upscale sub shop started by two chefs who were working in an Italian restaurant at the time and believed they could improve on Denver's sandwiches, which, up until Spicy Pickle opened, were typical sub shops. They came up with a variety of panini, subs and salads, and a build-your-own menu with very extensive toppings, proprietary spreads on fresh-made bread. They developed a cult following and opened two more restaurants by 2001. I became involved with them in late 2002. We discussed making a franchise company out of the concept and worked on that for about a year and a half. Our first franchises were sold in late 2003. Spicy Pickle has been a franchise company for about six years, and we now have 37 stores in 11 states; 19 of them are here in Colorado, which is our home base. We have developments in Texas, Southern California, Nevada and the Chicago area. We have single restaurants in Cincinnati, Hattiesburg and Ashburn, Va. Spicy Pickle has an infrastructure of franchise people that includes training, operations, marketing, culinary, franchise sales, legal, real estate departments and administration. We're looking to continue to expand the Spicy Pickle concept, but we feel that we have the infrastructure to support more right now. And so about a year ago, year and a half ago, we started looking at some other concepts that were in the fast casual mode. We came across and eventually purchased a concept in Vancouver, Canada, called the Bread Garden Urban Cafes, which are in the bakery-cafe category as opposed to the sandwich category. We concluded that deal on Oct. 1, 2008. We are improving the menu to bring up the quality of the offerings at the Bread Garden Urban Cafes. So both concepts are really based on delivering a healthy, fresh-made food, artisan breads made from scratch daily, meats and poultry that are non-preservatives and interesting sandwich choices for the customers, with the add-on specialty coffee part for the Bread Garden.

TWST: Tell me about your own background. You built Pretzelmaker from six to 240 stores before selling to Mrs. Fields. Are there lessons you've taken from that experience and applied to the Spicy Pickle model?

Mr. Geman: Sure. Pretzelmaker is a soft pretzel, mall-based concept. We expanded that concept very quickly into malls all over North America. There were 33 in Canada, but the bulk of the 250 were here in the States. We had stores in Seoul, Korea, and we were about to open in Hong Kong when Mrs. Fields Cookies purchased us. There were several lessons that we learned with Pretzelmaker that we applied here. The first is that you need a sufficient infrastructure of personnel, processes and systems to support a franchise company. A franchise company is a business — it's not necessarily running the restaurants themselves — so you need all the support pieces. I learned to put that in place very quickly so that we didn't wind up expanding before you have the infrastructure to do so. You need capital to support that infrastructure, but without it you risk not being able to support your system. That was one lesson. Another lesson we learned at Pretzelmaker was if a store was going to close, we didn't take it back corporately because you wind up dissipating your operational personnel, trying to run stores instead of working with the franchisees. If you're a franchise model, then you have

a franchise infrastructure. Corporate stores are necessary to train people, to try product development, for new local store-marketing efforts, to implement new systems and processes, but not due to franchisees failing. We do everything we can to help them, but we don't take over. Another lesson we learned from Pretzelmaker was that people eat first with their eyes. We took a lot of photography of pretzels and we displayed our product photography, and it worked in terms of noticeable increase in sales of the displayed product. We are doing that here as well at Spicy Pickle. We have very high-quality food. We've taken some very high-quality photography; we are putting it around the stores and on our Web site so that people understand what Spicy Pickle is and can distinguish it as the premier sandwich market.

TWST: Tell me a little about the outlook for the industry in general and for Spicy Pickle in particular at the moment.

Mr. Geman: I think the outlook for the industry is just okay unless you really find the niche you can capitalize on. I don't think that we're going to see the same level of consumer spending that we had seen earlier this decade We believe people are going to be much more cautious about their cash flow. So a lot of the casual, fast-casual and fast-food offerings are bringing their prices down to help build and maintain their customer base. That makes it very difficult for a company like Spicy Pickle because the quality of our products is very high, and we don't want to bring that quality down in order to be able to bring the price down. So we either have to sacrifice margins or bundle value propositions to get more customers in the door, and the value approach has really been our principal focus. The original financial model of Spicy Pickle was built around a somewhat narrow base of white collar customers — administrative, managerial, professional people, very skewed to the female side, over 60% — who were coming very short distances, three- to five-minute walk times from work or short drive times, depending on the location, to get our food. They were coming four to six times a month. That's a very high loyalty factor. Now we think those same people are going to come 50% to 60% of that amount of time. We don't believe they are trading down to a lower quality, we believe they're just minding their cash flow a little more carefully. And so we've had to revamp our menu a little bit, try and combine some offerings, and do some things that don't sacrifice quality but could appeal to a broader base of customers in order to maintain the same level of sales and profitability that we had previously enjoyed.

TWST: Tell me about the competitive landscape and what you see as your competitive advantages.

Mr. Geman: Spicy Pickle, I believe, has its own niche, and that niche stands between what people might consider a bakery-cafe, offering sandwiches among other things — like a Panera Bread, Paradise Bakery or even Bread Garden Urban Cafe on the one hand — and an almost endless line of sub shops on the other. We're different because our footprint isn't the same as a bakery-cafe and we're not offering an extensive line of specialty coffee; but we offer the best sandwich around, period. Our market really is the lunch market and the catering market, and that's what we're really most focused on. We are a sandwich marketplace, if you will. When someone wants a great sandwich, we are the place to go or call. Bread Garden is perhaps the original bakery-cafe since it's been there since the late 1970s. And its niche is very, very clear. It is a bakery-cafe with specialty coffees and breakfast items, afternoon snacks and coffee along with Wi-Fi, and at night for coffee and desserts. Between all that, they have general food offerings going on throughout the day. So that's a little easier to compare. It compares itself to other bakery-cafe concepts, not many of which exist in Canada right now, which is the advantage for us with that concept.

TWST: The Bread Gardens are geographically fairly limited. Are you looking to spread that out further?

Mr. Geman: We've thought about bringing the Bread Gardens down to the States. We're still thinking about it. We think that even though the border is somewhat transparent as far as language and travel, it's been my experience that Canadian concepts tend to struggle in the States and U.S. concepts tend to struggle in Canada. I think there are some real cultural differences, different tastes and different expectations. So we're pretty cautious about that, and I think that if we brought Bread Garden as a bakery-cafe concept to the U.S., we would definitely tweak some of what it offers. The other thing to keep in mind is that Bread Garden is a Vancouver-based concept and, like other cities in the northwest, it is very coffee orientated. Sometimes those habits don't translate completely to other parts of Canada or the U.S.

"Spicy Pickle, I believe, has its own niche, and that niche stands between what people might consider a bakery-cafe, offering sandwiches among other things — like a Panera Bread, Paradise Bakery or even Bread Garden Urban Cafe on the one hand — and an almost endless line of sub shops on the other."

TWST: Tell me about the two financing transactions that you announced in September.

Mr. Geman: They were really tied together. We realized more than a year ago that with the economic slowdown, our growth was going to not be anywhere close to 2006 and 2007. We felt that the convertible preferred we had sold back then, which had an interest coupon on it, was going to be a heavy burden for the company at the growth rates that we were now seeing. We needed to restructure and eliminate that preferred and, at the same time, generate more working capital. We were able to do that by selling new common, and using proceeds to buy out and convert the preferred, and maintain working capital. You have to remember that Spicy Pickle had an unusual stock market experience from almost the day it opened for trading. To say it was a hot new issue wouldn't really be right because we weren't even broker sponsored. But we wound up being on the "Today" show just a few days after we went public, and it drove the stock to dizzying heights and to valuations that were clearly unsustainable at that time in our growth. And so the stock has gone way up and come way down, and the financing transactions we did in 2006 and 2007 were in the middle of that. Consequently, we had overhangs on the market and we needed to clear it up. So we were able at this stock price-level to do a straight common offering with a warrant to a group of friends and family, board members and others, so that ultimately we wound up with all common stock. If nothing else, we removed a half-million dollar dividend burden from the company and removed the

conversion price overhang from the market. We think it was a very beneficial transaction that puts us into a position to look at some other financing transactions down the road once we have a little more growth under our belt, as well as giving us the capital to grow in the future.

TWST: It sounds like you've made a lot of adjustments, given what's happened to the economy since you started. Do you feel that closes the books on the adjustment period?

Mr. Geman: No, I don't think so. Look, the people who are going to survive out of this economy are going to be the ones that are going to figure out where the consumer is willing to spend their dollars. I read all this news about how the recovery is on the way or at least it's bottomed out. But when you have 10% unemployment in this country, and you have an economy that is so consumer based, it's just hard to put those two together and say that things are okay. We don't think they are, and I just read the other day about the 10 or 12 franchise companies that have the most SBA loan failures and saw names that I recognized. I think there is still more adjustment to come. However, I feel strongly that we have sized ourselves right in terms of our overhead and our growth, and we're realistic about where we're going. And now we have the capital to get there. So we are a survivor. I believe that with what we have on the books and the interest that we're starting to see in our concept, it will be enough to get us to where we need to be, to get another financing done and really become a major player.

TWST: Any sense of when that move can occur?

Mr. Geman: We have several new Spicy Pickles that are in process right now and likewise with Bread Gardens. And we have a big event going on in Vancouver, which is the Winter Olympics in February. So we have our plate pretty full right now to get some of the new bread and products into the Bread Gardens. We need to get through those openings to get through the Olympics. I think we're realistically talking about the late spring or summer of next year. That might be the time for us to start thinking about what else we can do in terms of fundraising or a major expansion based on the strong footing we will have by then.

TWST: How much of an expansion is going on with the Bread Gardens?

Mr. Geman: When we bought it on Oct. 1, 2008, there were nine of them, and now there are 15. And by the end of the year, there should be 18 or 19. As importantly, what we went after were very, very high-profile visible locations. We opened in July in the new C Terminal, which is Air Canada's terminal at the Vancouver Airport. We opened a couple of months after that in Whistler Mountain, in a very visible location right in the main heart of things there. And we are talking right now about a possible location at a new venue built for the Olympics, which is going to be turned into a big sports medicine facility after the Olympics. We are also building a Bread Garden in the new Canadian Broadcasting building, which is being built downtown in advance of the Olympics. So those are all very highly visible locations that really, I think, will push the Bread Garden brand. And then we will look at whether we think it's something that's transferable to the U.S. or even transferable just into Western Canada.

TWST: Do you have a sense of when you expect to reach profitability?

Mr. Geman: Profitability and cash flow are two different things. I'd rather speak about cash flow because when you get into profitability, you get into depreciation and amortization; you get into stock options and grants that have calculations to figure out their financial statement impact, and things of that nature. From a cash flow perspective, we think that if we get the stores opened that are in process right now, we will be extremely close going into the summer of next year. The other issue is that from an accounting point of view, there are numbers that are not on the statements but are nonetheless very meaningful. For example, the advertising fund is disregarded. But obviously it's a substantial amount of money and supports a lot of efforts, including some internal infrastructure. So you can get a misread on some of these items if not properly understood. Another number is our systemwide sales, including sales of our franchise stores. But these numbers are not in our financial statements, only the sales of our corporate stores. So I think it's not that easy to look at our financial statements and really get a good handle where we are. On the other hand, profits are profits, and I appreciate that. And we certainly want to be profitable, but I think cash-flow positive will come first and then the profitability will come behind it. I think it can happen in 2010, unless there is some major hiccup in the economy.

"The consuming public is getting more and more sophisticated about food and trying to get healthier food into their diet. If it's available to them at the right price and the right place, I think that they will buy it."

TWST: How have the systemwide sales been? I know you've said it was a difficult first half, but I've also heard there is some stability in a lot of places these days.

Mr. Geman: Yes, sales have stabilized or even come up a little bit at this point. People usually work off of same store sales to get to those kinds of comparisons. And in a young company like ours that was growing so fast, you have two years, a year and a half even on the majority of the stores. So to start doing same-store sales comparisons may not be as meaningful. You open a bunch of stores in 2007 and things are going gangbuster, then the economy starts to fall apart in mid- to late 2008. And so if you look at same-store sales, they would look terrible. I don't think we have enough history to really use that as an accurate measure. What's more important to us right now is that the franchisees really have the tools to do the local-store marketing and the catering that will sustain their sales and expand that customer base beyond the very narrow base that we had worked off of initially. That's much more important than the same-store sales. And if successful, everything else will come along with it. We are seeing results from that effort already.

TWST: What do you expect the company to look like in three to four years?

Mr. Geman: I think that between the concepts that we own, we would hope to be well north of 100 units in three years, probably even more than that — maybe 120 or 130 units. We have development agreements with most of our franchisees. And so we actually have in hand 50-

some development units right now between the two concepts that have yet to be developed. And I think we'll be pretty close to 60 existing units by the time we get to the summer. So we have the ability to get over 100 right now on paper. But I would like to see it substantially north of 100. It would make the company profitable and really give it a good growth push.

TWST: If I'm an investor, what are some year-by-year milestones or indicators that I can be looking for?

Mr. Geman: I think the number of restaurants is one, but I think systemwide sales is better, although you do not find that since it is not a reported number. But it is not that difficult to follow the company from that point of view. If you look at our overhead, which is running around $2.5 million, and figure that with a royalty, ad fee and some rebates we are earning about 8% to 8.5% of systemwide sales as operating income, that we need somewhere around $30 million plus of systemwide sales. And whether that means you have 60 stores doing $500,000 or 50 stores doing $600,000, or other equation, once you have that systemwide sales number, then you can support the infrastructure. And after that, those fees and rebates contribute directly to the bottom line. That's how I look at it. We're somewhere around $21 million, I believe, maybe $22 million of systemwide sales with new openings, and we hope to be very, very close to $30 million by the summer.

TWST: Does the company pay much attention to investor relations? Do you feel like your investors understand what Spicy Pickle is all about?

Mr. Geman: No, we do not give a lot of attention to IR companies but certainly do to our shareholders. We had a lot of investor relations push when we went public initially in 2007 and even into 2008, and we spent, frankly, more money on it than we should have. We really didn't see results because I think that the tidal wave that hit this country swamped whatever your investor relations efforts were. You were building a sandcastle on the beach while a tidal wave was coming in; it just couldn't hold. And for now we backed off our investor relations. I still hold to the very strong belief that if we just stick to our knitting, do what we do best, which is make the best sandwiches around, we will continue to grow the company and the numbers will start to show themselves in the 10-Qs and the annual reports. And the investment community will pick up on it, as opposed to through some quick IR blast. Having said that, I think it's also good to keep your stockholders and your investment community as informed as possible, and we make some efforts to do that. We certainly respond to investor questions that come in, but we don't have a big push out there right now. I think that if investors see us establishing a strong brand message, they will realize we have concepts that can be major players in the fast-casual arena, and can make their investment determinations from that and our progress in opening units.

TWST: What would be the two or three best reasons for a long-term investor to look closely at Spicy Pickle?

Mr. Geman: One is that we have some diversity with the Bread Garden and the Spicy Pickle, both in terms of restaurant category as well as countries. And this has turned out to be very beneficial to us because the Canadian economy — and particularly Western Canada — just simply didn't go down the same way that the U.S. economy did. It turned out that what we thought was a great move because we had the infrastructure to support it also turned out to be a bit of a tail-wagging-the-dog story, in that Bread Garden really helped support the company through the toughest times in this economy. So I think that we've proven that having a little bit of diversity is a good thing. The second thing is Spicy Pickle has developed a very strong reputation for serving very high-quality food, and I think once we learn how to get that message branded, our growth potential is huge. The consuming public is getting more and more sophisticated about food and trying to get healthier food into their diet. If it's available to them at the right price and the right place, I think that they will buy it. We need to continue to become the sandwich marketplace for that purpose. Thirdly, I think just as we were overvalued off the opening, as I said before, we are now undervalued. We are proving our ability to survive and grow in this economy, and that is not yet reflected in the stock price.

TWST: You just mentioned getting the word out. What is your marketing strategy for Spicy Pickle?

Mr. Geman: What we have been doing lately is working on brand differentiation that identifies us for our core competency, the best sandwiches around. We just received the best sandwich of the year award in a Channel 7 poll. If you looked at the votes, you could see all the customer comments about Spicy Pickle. They're always of the same thread — great food, healthy food, delicious, no preservatives, fresh-baked bread, wonderful unique flavors, etc. So with all that identification, what we're trying to do is embody that into a brand message — the reason why customers are really coming to Spicy Pickle — and then get that brand message stamped in the public's mind. We believe that a lot of people don't know that Spicy Pickle isn't just another sub shop or why. And we're trying to understand how we make that message much clearer and make a much stronger statement about what we think our unique position is.

TWST: Thank you. (MJW)

MARC N. GEMAN
President & CEO
Spicy Pickle Franchising, Inc.
90 Madison Street
Suite 700
Denver, CO 80206
(303) 297-1902
(800) 711-1902 — TOLL FREE
(303) 297-1903 — FAX
www.spicypickle.com